Exhibit 99.1

SUMMARY OF REVISIONS TO MILACRON CHANGE IN CONTROL SEVERANCE PROGRAMS

EXECUTIVE SEVERANCE AGREEMENTS

Change in Control (CIC) Agreements Applicable to Executive Officers

2003 Agreements became effective July, 2003, replacing 1998 Agreements

COMPARISON OF 1998 & 2003 PROVISIONS

1998 Agreements	2003 Agreements	Change
Benefits Upon Change In Control
Annual Bonus Program: Lump- sum cash payment of (i) current maximum incentive award, and (ii) all earned but unpaid bonuses.	Annual Bonus Program: Lump- sum cash payment of (i) current target incentive award, and (ii) all earned but unpaid bonuses.	Benefit reduced from "maximum" bonus to "target" bonus amount.
Long-term Performance Awards: Immediate payment of all outstanding long-term incentive performance awards, assuming maximum performance.	Long-term Performance Awards: Immediate vesting of all outstanding long-term incentive performance awards.

Benefit reduced by eliminating payment of all outstanding long-term performance awards, assuming maximum performance, at CIC and moving to payment only upon termination following CIC.

[Note: Conforming modifications were also made to the company’s 1997 Long-Term Incentive Plan.]

Equity Awards: Immediate vesting of all outstanding equity awards and cash out of all outstanding options.	Equity Awards: Immediate vesting of all outstanding equity awards.	Reduced benefit by eliminating provision of cashing out of all outstanding options.
Excise Tax Gross-up: The company will provide a gross-up for all excise taxes imposed on CIC payments.	Excise Tax Gross-up: Unchanged.	N/A
Benefits Upon Termination

In the event of a qualifying termination within 24 months of a CIC, executive receives:

•

Accrued compensation plus pro-rata maximum annual incentive bonus

•

Lump-sum Cash Severance equal to a multiple of (base salary + annual bonus):
Tier I – 3x
Tier II - 2x

•

Additional Pension Accrual
Tier I –  36 months
Tier II – 24 months

•

Continued welfare benefits for:
Tier I –  36 months
Tier II – 24 months

•

Outplacement Service for one year

•

Continued car allowance and club membership for one year

•

Excise Tax Gross-up

In the event of a qualifying termination within 24 months of a CIC, executive receives:

•

Accrued Compensation plus pro-rata target annual incentive bonus

•

Lump-sum Cash Severance equal to a multiple of (base salary + annual bonus):
Tier I – 3x
Tier II - 2x

•

Payment of all outstanding long-term incentive performance awards, assuming maximum performance.

•

Additional Pension Accrual
Tier I –  36 months
Tier II – 24 months

•

Continued welfare benefits for:
Tier I –  36 months
Tier II – 24 months

•

Outplacement Service for one year

•

Excise Tax Gross-up

•

Reduced pro-rata bonus benefit from "maximum" to "target" amount.

•

Moved payment of long-term incentive performance awards from paying upon CIC in 1998 agreement to paying upon qualifying termination following CIC in 2003 agreement.

•

Reduced benefit by eliminating continued car allowance and club membership for one year

For those benefits affected by the 2003 modification to the CIC Agreements, the modification results in a reduction in benefits as follows:

Reduced value at Change in Control by over 50%.

Reduced value at Qualifying Termination (including CIC payments) by approximately 33%.

Note: used $2.50 share price for valuing long-term performance shares

TEMPORARY ENHANCED SEVERANCE PLAN

Applicable to Designated Key Employees

Beginning November 1, 2003 through December 31, 2005

Filed with Milacron Inc.’s Form 10-Q for the Period Ended September 30, 2003

The Temporary Enhanced Severance Plan provides benefits to participants in the event of a qualifying termination that is not in connection with a change in control.  Pursuant to the terms of the Temporary Enhanced Severance Plan, benefits thereunder will not be paid to any Participant who is a party to an Executive Severance Agreement summarized above and who becomes entitled to severance benefits thereunder.